UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                          2020 ChinaCap Acquirco, Inc.
                                (Name of Issuer)

                          Common Stock par value $0.0001
                          (Title of Class of Securities)

                                    90212G109
                                  (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 90212G109

       1.    Names of Reporting Persons.

             Aldebaran Investments LLC

	     I.R.S. Identification Nos. of above persons: 205526257

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

       5.    Sole Voting Power: 546,257
Number of
Shares           6.  Shared Voting Power: 0
Beneficially
Owned by         7.  Sole Dispositive Power:  546,257
Each Reporting
Person With      8.  Shared Dispositive Power: 0

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             546,257

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 5.20%

       12.   Type of Reporting Person (See Instructions) IA

Item 1. (a)  Issuer:  2020 ChinaCap Acquirco, Inc.

        (b)  Address: c/o Surfmax Corporation
		      221 Boston Post Road East
		      Suite 410
                      Marlborough, MA 01752

Item 2. (a)  Name of Person Filing:

 	     Aldebaran Investments LLC

        (b)  Address of Principal Business Offices:

             500 Park Avenue
	     5th Floor
	     New York, NY 10022

        (c)  Citizenship:

	     Delaware, United States

        (d)  Title of Class of Securities

             Common stock par value $0.0001

        (e)  CUSIP Number: 90212G109

Item 3. Aldebaran Investments LLC is an investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E).

Item 4. Ownership

        (a)  Amount beneficially owned: 546,257


	(b)  Percent of Class: 5.20%


	(c)  Number of shares as to which the person has:

		(i) Sole power to vote or to direct the vote  546,257

		(ii) Shared power to vote or to direct the vote	  0

		(iii)Sole power to dispose or to direct the disposition of  546,257

		(iv) Shared power to dispose or to direct the disposition   0

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 17, 2009
                                       Aldebaran Investments LLC

                                       By: /s/ Adam L. Scheer
                                       --------------------------
                                       Name: Adam L. Scheer
                                       Title: Principal